Exhibit 10.1

FIRST AMENDMENT TO THE HERMAN MILLER, INC.
2013 EXECUTIVE INCENTIVE CASH BONUS PLAN

This FIRST AMENDMENT TO THE HERMAN MILLER, INC. 2013 EXECUTIVE INCENTIVE CASH BONUS PLAN is adopted by the Board of Directors of Herman Miller, Inc. (the "Company"), on the 16th day of January, 2019, with reference to the following:

A.The Herman Miller, Inc. 2013 Executive Incentive Cash Bonus Plan (the "Plan") was adopted by the Board of Directors on April 21, 2013 and approved by the Company’s shareholders on October 7, 2013.

B.Pursuant to Section 7 of the Plan, the Board of Directors has the authority to amend the Plan from time to time, subject to the conditions set forth in that Section 7.

C.The Board of Directors of the Company has elected to amend the Plan to modify its provisions regarding the obligation of Plan participants to repay amounts paid or payable pursuant to the Plan in certain circumstances, as set forth below.

NOW, THEREFORE, the Plan is amended as follows:

1.	Section 6(c) of the Plan is hereby amended, in its entirety, to read as follows:

c.
Recoupment. Any Earned Bonus payments or other compensation paid or payable by the Company pursuant to this Plan shall be subject to repayment by the Participant to the Company as may be required or deemed required under the terms of the Company’s Compensation Recovery Policy or similar policy, or by any law, rule or regulation which imposes mandatory recoupment under the circumstances set forth in such law, rule or regulation.

2.In all other respects, the Plan shall continue in full force and effect.

CERTIFICATION

The foregoing First Amendment to the Herman Miller, Inc. 2013 Executive Incentive Cash Bonus Plan was duly adopted by the Board of Directors on January 16, 2019.

Herman Miller, Inc.

By: /s/ Jeffrey M. Stutz
Jeffrey M. Stutz
Chief Financial Officer